Exhibit 10.2

AMENDMENT TO MANAGEMENT AGREEMENT

This AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”), dated as of August 27, 2026 (the “Effective Date”), is made and entered into by and among Millrose Properties, Inc., a Maryland corporation, and Kennedy Lewis Land and Residential Advisors LLC, a Delaware limited liability company (collectively, the “Parties”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Parties are party to that certain Management Agreement, dated as of February 7, 2025 (the “Agreement”);

WHEREAS, pursuant to Section 24 of the Agreement, the Agreement may be amended by an instrument in writing signed by the Parties;

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the following:

1.	Amendments to the Agreement.

a.	Section 11(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

The Manager shall pay and/or otherwise be responsible for all expenses of the Company, including Operating Expenses, other than the following: (i) Offering Expenses, including any underwriting discounts or commissions, (ii) legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the Company’s ordinary course of business, (iii) costs associated with the ownership and maintenance of land on which any counterparty has failed to exercise its option to reacquire from the Company, including maintenance, upkeep and other fees and (iv) property level operating expenses related to the maintenance, management, acquisition and disposition of single family rental properties (including without limitation third party property management expense, repairs, maintenance, insurance, homeowners association expenses, CDD/CFD, assessments, property taxes, leasing and turnover costs, acquisition and disposition transaction costs and other similar expenses) ((i)-(iv) collectively referred to as “Reimbursable Expenses”).

b.	Exhibit B, Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

Invest in real estate assets with a primary planned use as homesites for single-family detached and/or attached homes, including without limitation single family homes to be held and operated as rental properties pursuant to an approved single family home rental strategy.

c.	Exhibit C of the Agreement is hereby amended and restated in its entirety to read in the form attached to this Amendment as Exhibit C:

2.

Effect on Agreement. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms, and the Agreement, as amended hereby, is hereby confirmed and ratified in all respects. After giving effect to this Amendment, any references in the Agreement to “this Agreement” or to the words “hereof” or “hereunder” or words of similar import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind or nature (other than in this Amendment or as otherwise expressly provided), shall mean the Agreement as amended by this Amendment, whether or not this Amendment is expressly referenced. All references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Effective Date.

3.	Miscellaneous. Sections 21, 22, 25, 26, 27, 28, and 30 of the Agreement shall be incorporated by reference into this Amendment, mutatis mutandis, as if set forth herein in full.

4.

Counterparts. This Amendment may be executed in any number of counterparts, including by electronic transmission, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first written above.

MILLROSE PROPERTIES, INC., a Maryland corporation

By:	/s/ Robert Nitkin
Name:	Robert Nitkin
Title:	Chief Operating Officer

KENNEDY LEWIS LAND AND RESIDENTIAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Robert Nitkin
Name:	Robert Nitkin
Title:	Chief Operating Officer

[Signature Page to Amendment to Management Agreement]

EXHIBIT C

Manager Investment Allocation Policy

Dated _____, 2026

Entities managed by affiliates of Kennedy Lewis Investment Management LLC (“Kennedy Lewis”) are currently allocating capital (and may in the future allocate capital) to the land banking strategy including Kennedy Lewis Capital Partners Master Fund III LP and its affiliated and successor vehicles, KLIM Delta HQ3 LP and Kennedy Lewis Capital Partners (EU) SPV LP (“Fund III”) and Kennedy Lewis Residential Property Income Company LP and its affiliated and successor vehicles (“KLRES”) and any such entity managed by Kennedy Lewis and allocating capital to land banking, the “Kennedy Lewis Priority Accounts”). Fund III is advised by Kennedy Lewis Management LP and KLRES is advised by Kennedy Lewis Residential Property Income Advisors LLC. Kennedy Lewis also manages Millrose Properties, Inc. (“Millrose”), which provides land banking to home builders and developers. Additionally, subject to the restrictions and limitations set forth herein, Kennedy Lewis may allocate capital to land banking investments with respect to any third party who sends a writing to Millrose stating that it will not do business with Millrose and will only do such business with Kennedy Lewis and/or its affiliates outside of Millrose (a “Non-Millrose Deal”).

1.	Definitions

“Available Capital” shall mean (i) for Kennedy Lewis Priority Accounts, any capital available for investment and not subject to commitments of each respective entity, and (ii) for Millrose, any capital available for investment except for capital over which Lennar has exercised Lennar’s Capital Priority Right (as such terms are defined in the Founder’s Rights Agreement).

“HOPP’R” shall mean Lennar’s homesite option purchase platform, a comprehensive suite of systems and procedures that Lennar has developed to operate and manage the acquisition, financing and development of land assets on a large scale.

“KL” means Kennedy Lewis Land and Residential Advisors LLC, an affiliate and wholly-owned subsidiary of Kennedy Lewis.

“KL Existing Investment” shall mean land that is part of an existing land banking investment of Kennedy Lewis.

“KL Follow-on Investment Opportunity” shall mean an opportunity to land bank additional land that is generally adjacent to but in all cases is an integral part of a land development project that includes, a KL Existing Investment.

“Lennar Related Ventures” shall have the meaning ascribed to such term in the Master Program Agreement.

“Management Agreement” shall mean the Management Agreement, by and between Millrose and KL, dated as of February 7, 2025.

“Master Program Agreement” shall mean the Master Program Agreement, by and between Millrose and U.S. Home, LLC, dated as of February 7, 2025.

“Other Customers” shall mean any residential home builder or real estate development company in the United States, excluding Lennar and any Lennar Related Ventures, that can utilize the HOPP’R or similar arrangements with Millrose (through any Other Subsidiaries).

“Other Subsidiaries” means any subsidiaries of Millrose, other than Millrose Properties Holdings, LLC and any Property LLCs, that may be created from time to time for the purpose of providing the HOPP’R to any Lennar Related Ventures or Other Customers.

“Property LLC” shall have the meaning ascribed to such term in the Recognition, Subordination and Non-Disturbance Agreement, by and among Millrose, Millrose Properties Holdings, LLC, each Property LLC and U.S. Home, LLC, dated as of February 7, 2025.

2.	Millrose Directed Transactions

During the time that KL serves as the manager of Millrose, for transactions with Other Customers that are directed by Lennar or others to Millrose, or that specifically request to engage in land banking with Millrose (collectively, “Millrose Directed Customers”), KL will adhere to that preference and will direct 100% of the investment opportunity to Millrose, provided that Millrose has Available Capital. Further, any follow-on transactions with Millrose Directed Customers will also be directed to Millrose without application of the allocation policy, provided that Millrose has Available Capital.

3.	Kennedy Lewis Follow-on Transactions

If KL is presented a KL Follow-on Investment Opportunity, then KL may direct 100% of such KL Follow-on Investment Opportunity to Kennedy Lewis Priority Accounts. Any opportunity related to a KL Existing Investment or an existing Kennedy Lewis client that is presented to KL and does not qualify as a KL Follow-on Investment Opportunity shall be subject to the allocation procedures detailed in Section 4.

4.	All Other Transactions

For all other transactions with Other Customers, KL will adhere to the following allocation procedures when allocating land banking opportunities between Millrose and the Kennedy Lewis Priority Accounts during Kennedy Lewis Priority Accounts’ investment periods:

4.1

The initial step in the allocation of an investment opportunity is KL’s determination as to whether Millrose or a Kennedy Lewis Priority Account is most appropriate for the opportunity based on an evaluation of various factors (the “Allocation Considerations”), including but not limited to:

a.	The size, nature and type of the opportunity (including the risk and return profiles of the land parcels, expected holding period and other attributes);

b.	The requirements of the investment guidelines of the Kennedy Lewis Priority Accounts and Millrose;

c.	Principles of diversification of assets;

d.	Expected future capacity of the Kennedy Lewis Priority Accounts and Millrose;

e.	Available Capital (including for pipeline, follow-on and other opportunities);

f.	Follow-on nature of the transaction; and

g.

Other portfolio management considerations reasonably deemed relevant by KL (including, among others, legal, regulatory, tax, structuring, compliance, investment-specific, timing and similar considerations).

4.2

With regard to an investment that is deemed appropriate for Millrose and not a Kennedy Lewis Priority Account after evaluation of the Allocation Considerations, the investment will be allocated to Millrose if Millrose has Available Capital.

4.3

With regard to investments that are deemed appropriate for both Millrose and a Kennedy Lewis Priority Account after evaluation of the Allocation Considerations, the investment will be allocated to Millrose and a Kennedy Lewis Priority Account on a rotation basis (the “Rotation Allocation”). The Rotation Allocation will begin with Millrose, then the Kennedy Lewis Priority Account and alternate thereafter, subject to Section 4.7.

4.4

If there is more than one investment opportunity to be allocated at a given time, the order of the Rotation Allocation will be based on the date the investment opportunities were first presented to the KL Investment Committee, with the oldest investment being allocated first.

4.5

If Millrose chooses not to pursue an investment opportunity allocated pursuant to the Rotation Allocation procedure because it either doesn’t have Available Capital or because that investment opportunity is not appropriate because it doesn’t satisfy the Allocation Considerations, KL will allocate the investment opportunity to a Kennedy Lewis Priority Account.

4.6

If a Kennedy Lewis Priority Account chooses not to pursue an investment opportunity allocated pursuant to the Rotation Allocation procedure for any reason, KL will allocate the investment opportunity to Millrose or, as the case may be, attempt to renegotiate the terms of such investment opportunity so that it may be suitable for Millrose, assuming Millrose has Available Capital.

4.7

Following the completion of the Kennedy Lewis Priority Accounts’ investment period, the Rotation Allocation will terminate and KL will allocate each land banking opportunity solely to Millrose, provided that Millrose has Available Capital, subject to a Non-Millrose Deal.

5.	Limitation on Fund Raising by KL and Affiliates

5.1

Except as provided in Section 5.2 below, KL, on behalf of itself and any investment management company that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with KL (collectively, “Kennedy Lewis Companies”), agrees that without the approval of the Millrose Board of Directors, it will not raise funds, or engage anybody else to raise funds for any entity or otherwise to provide land banking or any similar form of real estate financing, other than for Millrose or a subsidiary of Millrose as long as Millrose has Available Capital.

5.2

Notwithstanding Section 5.1, the Kennedy Lewis Companies are permitted to raise capital contributions for (i) Kennedy Lewis Capital Partners Master Fund IV LP and its affiliated and successor vehicles (a successor fund to Fund III) and (ii) KLRES and its affiliated and successor vehicles, in each case without obtaining the consent of the Millrose Board of Directors.

5.3

For the avoidance of doubt, the Kennedy Lewis Companies shall be permitted to raise, (1) capital for successor funds to Fund III, (2) capital for other investment vehicles that may allocate to land banking but whose primary investment strategy is not land banking; and (3) capital for investment vehicles whose primary investment strategy is land banking, which in each case shall be considered Kennedy Lewis Priority Accounts.

6.	Reporting

As part of KL’s quarterly reporting to the Millrose Board of Directors, KL shall report on (i) the number of KL Follow-on Investment Opportunities that were allocated to Kennedy Lewis Priority Accounts during that quarter and certify that such allocations were done in accordance with the terms hereof and (ii) the number of investment opportunities that were allocated in accordance with, and the number of investment opportunities excluded from, the Rotation Allocation.

7.	Amendments

No provision of this Manager Investment Allocation Policy may be amended, waived, discharged or terminated orally, but only by an instrument in writing approved by the Millrose Board of Directors and an authorized representative of KL.

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